Exhibit 99.1

February 10, 2021

Bristow Group Announces Pricing of $400 Million Senior Secured Notes in a Private Offering

HOUSTON, February 10, 2021 – Bristow Group Inc. (NYSE: VTOL) (the “Company”) announced today the pricing of its previously announced private offering of $400 million aggregate principal amount of 6.875% senior secured notes due 2028 (the “notes”) to eligible purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the offering is expected to occur on February 25, 2021 and is subject to the satisfaction of customary closing conditions.

The notes will mature on March 1, 2028. The notes will pay interest semi-annually and will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, by the Company’s existing material wholly owned domestic subsidiaries and certain existing material wholly owned foreign subsidiaries, as well as certain future subsidiaries. The notes will be secured by first priority liens, subject to limited exceptions, on collateral that will consist of certain helicopters and related assets, together with substantially all of the other tangible and intangible property assets of the Company and the subsidiary guarantors (other than certain excluded assets), including approximately 93 pledged aircraft.

The Company intends to use the net proceeds from the offering of the notes, together with cash on hand, to repay its secured equipment term loan with approximately $152.0 million outstanding with Macquarie Bank Limited and its term loans with approximately $203.9 million outstanding with PK AirFinance S.à R.L. (collectively, the “Term Loans”) and to fund the previously announced redemption of all of its outstanding 7.750% Senior Notes due 2022 with an aggregate principal amount of approximately $132.0 million outstanding (the “7.750% Senior Notes”). In connection with the closing of the offering, the Company intends to terminate the term loan credit agreements relating to the Term Loans. The offering of the notes is not conditioned on the redemption of the 7.750% Senior Notes or the repayment of the Term Loans.

The notes are being offered and sold to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act, and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The offer and sale of the notes and the related subsidiary guarantees have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase these notes nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the notes shall be made in the United States only by means of a private offering circular pursuant to Rule 144A under the Securities Act, and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

About Bristow Group

Bristow Group Inc. is the leading global provider of vertical flight solutions. Bristow primarily provides aviation services to a broad base of major integrated, national and independent offshore energy companies. Bristow provides commercial search and rescue (SAR) services in several countries and public sector SAR services in the United Kingdom (U.K.) on behalf of the Maritime & Coastguard Agency (MCA). Additionally, the Company also offers ad hoc helicopter and fixed wing transportation services. Bristow currently has customers in Australia, Brazil, Canada, Chile, Colombia, Guyana, India, Mexico, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S. To learn more, visit our website at www.bristowgroup.com.

Forward-Looking Statements Disclosure

This news release contains “forward-looking statements.” Forward-looking statements give the Company’s current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. Without limiting the generality of the foregoing, such forward-looking statements include statements regarding the use of proceeds from the offering, the anticipated timing of the closing of the offering and the conditional redemption of the 7.750% Senior Notes. The Company’s actual results may vary materially from those anticipated in forward-looking statements.

The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s joint proxy and consent solicitation statement/prospectus (File No. 333-237557) filed with the United States Securities and Exchange Commission (the “SEC”) on May 5, 2020 (the “Proxy Statement”) and the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, which we believe, over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Proxy Statement and in our filings with the SEC, all of which are accessible on the SEC’s website at www.sec.gov.

Source: Bristow Group Inc.

Released February 10, 2021